Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2017 FIRST QUARTER RESULTS

New York, New York, May 9, 2017: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the first quarter ended March 31, 2017.

First Quarter 2017 Compared to First Quarter 2016:

•	Net sales were $143.1 million, up 28.3% from $111.5 million; at comparable foreign currency exchange rates, net sales increased 30.6%;
•	Sales by European based operations rose 29.9% to $119.7 million from $92.1 million;
•	Sales by U.S. based operations increased 20.4% to $23.4 million compared to $19.4 million;
•	Gross margin was 63.0% of net sales compared to 63.9%;
•	S,G&A expense as a percentage of net sales was 44.7% compared to 48.3%
•	Operating income was $26.2 million, up 49.3% compared to $17.5 million;
•	Operating margin was 18.3% compared to 15.7%; and,
•	Net income attributable to Inter Parfums, Inc. was $13.4 million or $0.43 per diluted share compared to $7.3 million or $0.24 per diluted share.

Discussing the Company’s European based operations, Jean Madar, Chairman & CEO of Inter Parfums, Inc., stated, “While new fragrance launches are critical to our growth strategy, when it comes to return on investment, there is nothing more satisfying than recurring sales and profits generated by our best performing legacy scents. We experienced both in the first quarter of 2017. As we reported, there was a 57% increase in Jimmy Choo brand sales with both legacy fragrances and new scents driving growth. Our Jimmy Choo signature scent for women, which debuted in 2011, and Jimmy Choo Man which launched in 2014, have enjoyed remarkable staying power. Building on these very strong fragrance family trees, we successfully launched Jimmy Choo L’Eau for women and Jimmy Choo Man Ice during the current first quarter. Lanvin brand sales rebounded, increasing 46%, which was also attributable to both legacy and new scents, with Lanvin’s star performer, Éclat d’Arpège, resuming a growth trend, coupled with the international launch of Modern Princess. Rochas fragrance sales increased 43% likewise based on the strength of the brand's historic lines plus initial sales of Mademoiselle Rochas, our first new product initiative since we acquired the brand in 2015.”

He continued, “Coach fragrances contributed about $8.0 million to first quarter sales with the continued geographic rollout of the brand’s signature scent for women which debuted in mid-2016. We have high expectations for our first Coach scent for men which will unveil in the fall. Montblanc brand sales declined 10% in the current first quarter because of a difficult comparison with the same period one year earlier when there was a 29% increase in sales owing in great part to the highly successful launch and rollout of Montblanc Legend Spirit. With the introduction of Montblanc Legend Night planned for the end of the year, we would anticipate an upswing in brand sales. We have several other fragrances in debuting this year, including a multi-scent collection for Boucheron, fragrance duo for Karl Lagerfeld, brand extension for Lanvin’s Éclat d’Arpège, and new addition to the Van Cleef & Arpels Collection Extraordinaire assortment.”

Inter Parfums, Inc. News Release	Page 2
May 9, 2017

Discussing U.S. based operations, Mr. Madar noted, “Abercrombie & Fitch and Hollister fragrances drove the growth in sales starting with the launch of Abercrombie & Fitch First Instinct for men and Hollister Wave for men and women in mid-2016. This year, these fragrance families are being enlarged with First Instinct for women and the Wave 2 duo. Another reason for the more than 20% top line growth was a turnaround in Anna Sui brand sales. During the economic downturn in China, a major market for the brand, we maintained our strong advertising and marketing commitment to Anna Sui, which is being rewarded as the Chinese economy improves. In addition, the brand’s growing popularity in other Asian countries is contributing to the upturn in Anna Sui fragrance sales, which we are exploiting with a major new product launch for the brand later this year with distribution concentrated across Asia. We expect Dunhill brand sales to improve with the launch of Icon Racing late in the year, building upon the established success of the Icon fragrance family.”

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc., stated, “Our blended gross profit margin declined slightly within our European based operations primarily due to product mix and increased costs relating to purchase with purchase and gift with purchase promotions which aggregated $9.4 million and $6.8 million for the first quarters of 2017 and 2016, respectively, and represented 7.8% and 7.4% of net sales, respectively. Additionally, we sold the remaining $1.4 million of Balmain inventory at cost, which pressured first quarter gross profit margin. For U.S. operations, gross profit margin rose to 50.1% from last year’s 48.2%, due to increased sales of higher margin prestige product under license.”

He continued, “The dramatic increase in sales coupled with the decline in selling, general and administrative expenses as a percentage of sales caused the extraordinary increase in operating income and operating margin. For European operations, with sales up nearly 30%, selling, general and administrative expenses only increased 18%. For U.S. operations, sales were up 20%, while selling, general and administrative expenses increased 22% in 2017 as compared to 2016 and represented 45% of net sales in both 2017 and 2016.”

Mr. Greenberg continued, “In the current first quarter we recorded lower net interest expense and foreign currency losses than in the prior year period, but of course, the biggest swing item below the operating income line was the non-recurring $1.9 million tax settlement recorded in the 2016 first quarter, which resulted in a 45% tax rate for the period.”

Mr. Greenberg also pointed out, “We closed the quarter with working capital of $344 million, including approximately $226 million in cash, cash equivalents and short-term investments, and $70.2 million of long-term debt including current maturities in connection with the 2015 Rochas brand acquisition.”

2017 Guidance Affirmed

In closing, Mr. Greenberg reiterated, “The over 28% increase in first quarter sales, while welcome, is not indicative of how we see the rest of the year unfolding. We continue to look for 2017 net sales to be in the $550 million and $560 million range and net income attributable to Inter Parfums, Inc. to be between $1.20 to $1.24 per diluted share. Guidance assumes the dollar remains at current levels.”

Dividend

The Company’s regular quarterly cash dividend of $0.17 per share will be paid on July 14, 2017 to shareholders of record on June 30, 2017.

Inter Parfums, Inc. News Release	Page 3
May 9, 2017

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Wednesday, May 10, 2017. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2016 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
May 9, 2017

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three months ended March 31,
	2017	2016

Net sales	$143,058	$111,522

Cost of sales	52,988	40,205

Gross margin	90,070	71,317

Selling, general and administrative expenses	63,899	53,786

Income from operations	26,171	17,531

Other expenses (income):
Interest expense	271	973
Loss on foreign currency	156	714
Interest and dividend income	(1,272)	(1,354)

	(845)	333

Income before income taxes	27,016	17,198

Income taxes	8,849	7,750

Net income	18,167	9,448

Less: Net income attributable to the noncontrolling interest	4,794	2,114

Net income attributable to Inter Parfums, Inc.	$13,373	$7,334

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.43	$0.24
Diluted	$0.43	$0.24

Weighted average number of shares outstanding:
Basic	31,145	31,039
Diluted	31,254	31,115

Dividends declared per share	$0.17	$0.15

Inter Parfums, Inc. News Release	Page 5
May 9, 2017

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	March 31, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$109,829	$161,828
Short-term investments	115,674	94,202
Accounts receivable, net	139,877	104,819
Inventories	111,319	96,977
Receivables, other	8,233	7,433
Other current assets	7,289	6,240
Income taxes receivable	360	626
Total current assets	492,581	472,125
Equipment and leasehold improvements, net	9,771	10,076
Trademarks, licenses and other intangible assets, net	184,991	183,868
Deferred tax assets	8,768	8,090
Other assets	7,994	8,250
Total assets	$704,105	$682,409

LIABILITIES AND EQUITY

Current liabilities:
Current portion of long-term debt	$21,833	$21,498
Accounts payable – trade	60,182	49,507
Accrued expenses	53,057	62,609
Income taxes payable	8,015	3,331
Dividends payable	5,299	5,293
Total current liabilities	148,386	142,238

Long–term debt, less current portion	48,338	53,064

Deferred tax liability	3,656	3,449

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	--	--
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,168,108 and 31,138,318 shares at March 31, 2017 and December 31, 2016, respectively	31	31
Additional paid-in capital	63,879	63,103
Retained earnings	410,957	402,714
Accumulated other comprehensive loss	(53,413)	(57,982)
Treasury stock, at cost, 9,864,805 shares at March 31, 2017 and December 31, 2016	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	383,979	370,391
Noncontrolling interest	119,746	113,267
Total equity	503,725	483,658
Total liabilities and equity	$704,105	$682,409